Exhibit 10.1

Settlement Agreement

            This Settlement Agreement (“Agreement”) is entered into effective as of October 8, 2004 (the “Effective Date”), by and between Semitool, Inc. (hereinafter sometimes referred to as “Semitool”), a corporation of the State of Montana, having a principal place of business at 655 West Reserve Drive, Kalispell, Montana 59901, and Novellus Systems, Inc. (hereinafter sometimes referred to as “Novellus”), a corporation of the State of California, having a principal place of business at 4000 North First Street, San Jose, California 95134, (“Semitool” and “Novellus” are hereinafter sometimes referred to individually as a “Party” and collectively as “Parties”).

RECITALS

            WHEREAS, Semitool and Novellus are presently involved in litigation in the United States District Court for the District of Oregon in Portland, Case No. CV-01-874-BR, Semitool, Inc. v. Novellus Systems, Inc. (the “Litigation”) in which the parties have raised allegations of patent infringement, patent invalidity, and patent unenforceability regarding United States Patent Numbers 6,197,181 (the “'181 patent”); 6,110,346 (the “'346 patent”); 6,074,544 (the “'544 patent”); 6,162,344 (the “'344 patent”); and 6,179,983 (the “'983 patent”);

            WHEREAS, each party denies liability to the other and has entered into this Agreement solely to avoid the continuing disruption, uncertainty, and expense of litigation; and

            WHEREAS, the Parties desire to compromise and settle their claims upon the terms and in the manner herein provided;

            NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, Semitool and Novellus agree as follows:

1.	Dismissal of Lawsuit.

1.1	Upon the execution of this Agreement and in consideration of the mutual covenants and agreements contained in this Agreement, the Parties shall immediately dismiss all claims in the Litigation with prejudice, each party to bear its own costs of suit and attorneys’ fees.

1.2	A form Stipulation of Dismissal is attached as Exhibit A to this Agreement. The Parties agree, within one (1) court day of Semitool’s receipt of the Settlement Payment (as defined below in Section 2), to take such further actions, and to execute, deliver, and file such further documents and instruments, and to obtain such consents, as may be reasonably required or requested in order to fully effectuate the purposes, terms, and conditions of this Agreement, including, but not limited to, causing a substantively identical copy of Exhibit A to this Agreement to be filed with the U.S. District Court for the District of Oregon (the “Court”) and to take such further action as may be deemed necessary by the Court to effectuate the dismissal of the Litigation. Semitool will not oppose any actions by Novellus to effectuate the vacatur of the Court’s order of summary judgment of invalidity of the ‘346 patent.

2.	Settlement Payment. In partial consideration for the dismissal of claims, the releases and the covenants granted or contemplated herein, Novellus shall pay to Semitool two million nine hundred thousand dollars (U.S. $2,900,000.00) (the “Settlement Payment”) by wire transfer no later than October 13th, 2004 to an account designated by Semitool.

3.	Releases.

3.1	Semitool, on behalf of itself, its parents, its subsidiaries, its successors, and its assigns (and their respective past, present, and future officers, directors, shareholders, agents, employees, representatives, accountants, and attorneys) hereby releases, waives, acquits, and forever discharges Novellus, its parents, its subsidiaries, its successors, and its assigns (and their respective past, present, and future officers, directors, shareholders, agents, employees, representatives, accountants, and attorneys) and their customers, suppliers, and distributors, from any and all actions, claims, contracts, liabilities, debts, demands, obligations, costs, fees (attorney’s and other), and damages of all kinds, whether known or unknown, suspected or unsuspected, and contingent or absolute, which arose under or relate to, in any way or to any extent, (i) any allegation of infringement of the ‘181 patent by any Novellus tool, process, or activity that was accused of infringing the ‘181 patent in the Litigation or (ii) any allegation of patent infringement of any other patent claim that covers seed layer repair or enhancement (i.e., depositing additional metal to fix deficiencies in the seed layer and thereby allow the initiation of a subsequent deposition of a metal layer on the repaired or enhanced seed layer) by any Novellus tool, process, or activity that was accused of infringing the ‘181 patent in the Litigation. The release applies only to acts, events, occurrences, transactions, or omissions which took place before the Effective Date.

3.2	Novellus, on behalf of itself, its parents, its subsidiaries, its successors, and its assigns (and their respective past, present, and future officers, directors, shareholders, agents, employees, representatives, accountants, and attorneys) hereby releases, waives, acquits, and forever discharges Semitool, its parents, its subsidiaries, its successors, and its assigns (and their respective past, present, and future officers, directors, shareholders, agents, employees, representatives, accountants, and attorneys) and their customers, suppliers, and distributors, from any and all actions, claims, contracts, liabilities, debts, demands, obligations, costs, fees (attorney’s and other), and damages of all kinds, whether known or unknown, suspected or unsuspected, and contingent or absolute, which arose under or relate to, in any way or to any extent, an allegation of infringement of the ‘544, ‘344, ‘346, or ‘983 patents by any Semitool tool, process, or activity. The release applies only to acts, events, occurrences, transactions, or omissions which took place before the Effective Date.

3.3	The Parties expressly waive any right that they may have under the laws or statutes of any jurisdiction which limits the extension of a general release to certain types of claims, such as California Civil Code § 1542, which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,” or any comparable law or statute in the State of Oregon.

4.	Covenants Not To Sue.

4.1	Semitool, on behalf of itself and its parents and subsidiaries, hereby represents, warrants, covenants, and agrees that neither they, their successors, their assigns, nor any person or other entity directly or indirectly controlled by any of them or claiming through any of them, will bring suit or otherwise assert a claim against Novellus, its parents, and its subsidiaries or their customers, suppliers, and distributors which arose under or relate to, in any way or to any extent, (i) any allegation of infringement of the ‘181 patent by any Novellus tool, process, or activity that was accused of infringing the ‘181 patent in the Litigation or (ii) any allegation of patent infringement of any other patent claim that covers seed layer repair or enhancement (i.e., depositing additional metal to fix deficiencies in the seed layer and thereby allow the initiation of a subsequent deposition of a metal layer on the repaired or enhanced seed layer) by any Novellus tool, process, or activity that was accused of infringing the ‘181 patent in the Litigation. The covenant applies only to acts, events, occurrences, transactions, or omissions which took place before the Effective Date.

4.2	Notwithstanding this Agreement, the Stipulation and Order Dismissing the Parties’ Respective Claims Relating to U.S. Patent No. 6,179,983 (the “Stipulation and Order”), attached as Exhibit B, remains in full force and effect. The terms and conditions of the Stipulation and Order are fully incorporated herein in this Agreement.

4.3	Novellus, on behalf of itself and its parents and subsidiaries, hereby represents, warrants, covenants, and agrees that neither they, their successors, their assigns, nor any person or other entity directly or indirectly controlled by any of them or claiming through any of them, will bring suit or otherwise assert a claim against Semitool, its parents, and its subsidiaries or their customers, suppliers, and distributors which arises under or relates to, in any way or to any extent, an allegation of infringement of the ‘346 patent, or of any patent issued as the result of a reexamination or reissue of the ‘346 patent, by any Semitool tool, process, or activity. Semitool, on behalf of itself and its parents and subsidiaries, shall not oppose any attempt by Novellus to seek reexamination or reissue of the ‘346 patent and shall join Novellus in seeking to vacate summary judgment on the ‘346 patent by indicating to the Court that Semitool will not oppose any such motion.

4.4	Novellus, on behalf of itself and its parents and subsidiaries, hereby represents, warrants, covenants, and agrees that neither they, their successors, their assigns, nor any person or other entity directly or indirectly controlled by any of them or claiming through any of them, will bring suit or otherwise assert a claim against Semitool, its parents, and its subsidiaries or their customers, suppliers, and distributors which arises under or relates to, in any way or to any extent, an allegation of infringement of the ‘344 patent, or of any patent issued as the result of a reexamination or reissue of the ‘344 patent, by any Semitool tool, process, or activity. Semitool, on behalf of itself and its parents and subsidiaries, shall not oppose any attempt by Novellus to seek reexamination or reissue of the ‘344 patent.

4.5	Novellus, on behalf of itself and its parents and subsidiaries, hereby represents, warrants, covenants, and agrees that neither they, their successors, their assigns, nor any person or other entity directly or indirectly controlled by any of them or claiming through any of them, will bring suit or otherwise assert a claim against Semitool, its parents, and its subsidiaries or their customers, suppliers, and distributors which arises under or relates to, in any way or to any extent, an allegation of infringement of the ‘544 patent, or of any patent issued as the result of a reexamination or reissue of the ‘544 patent, by any Semitool tool, process, or activity. Semitool, on behalf of itself and its parents and subsidiaries, shall not oppose any attempt by Novellus to seek reexamination or reissue of the ‘544 patent.

5.	Dispute Resolution Procedures.

5.1	Limitation on Declaratory Judgment Actions. For a period of five years from the Effective Date, neither Party nor its subsidiaries shall commence any legal action for a declaratory judgment that any patent in the electrochemical deposition field owned by the other Party is unenforceable or that any claim in any patent owned by the other Party is invalid. However, the foregoing shall not be interpreted or construed to prohibit a Party from seeking declaratory judgment as to the non-infringement, unenforceability or invalidity of any patent or claim in response to any suit for infringement of such patent or claim filed against such Party by the other Party.

5.2	Infringement Claims. For a period of five years from the Effective Date, if either Party believes that it has a patent infringement claim against the other Party with respect to an issued patent in the electrochemical deposition field (“Infringement Claim”), it shall follow the procedures set forth in this Section 5 prior to commencing any legal action based on such Infringement Claim. However, notwithstanding the foregoing, either Party may commence any legal action within thirty (30) days prior to the date after which the commencement of such legal action could be barred by any applicable statute of limitations or other law, rule, regulation, or order of similar import, provided that 35 U.S.C. § 286 and similar limitations on damages shall not be considered a statute of limitations or other law, rule, regulation, or order of similar import. In any such event, the Parties shall (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth in Sections 5.3 and 5.4 before proceeding with such legal action.

5.3	Notice of Infringement Claims and Meeting. If either Party desires to assert any Infringement Claim, such Party shall give the other Party written notice of such Infringement Claim (including, without limitation, identification of the patents and claims applicable to such Infringement Claim and a statement of the facts which such Party believes might reasonably serve as a basis for the applicable Infringement Claim) (“Infringement Claim Notice”). Within ninety (90) days after a Party receives an Infringement Claim Notice, the Parties shall meet in a good faith attempt to resolve the alleged Infringement Claim on mutually acceptable terms.

5.4	Mediation. If the Parties are unable to resolve an alleged Infringement Claim pursuant to Section 5.3 within ninety (90) days after a Party receives the applicable Infringement Claim Notice, then either Party may submit the matter to mediation by giving the other Party written notice demanding mediation (“Mediation Notice”). Unless otherwise agreed upon by the Parties in writing, the following shall apply to any mediation under this Section 5.4:

(a)	the mediation shall be conducted under the supervision of, and in accordance with, the mediation rules of JAMS;

(b)	the Parties shall use their diligent efforts to agree upon a mutually acceptable mediator within twenty (20) days after a Party receives a Mediation Notice from the other Party;

(c)	if the Parties are unable to agree upon a mutually acceptable mediator within twenty (20) days after a Party receives such Mediation Notice, then either Party may request JAMS to supply a list of potential mediators, in which event the Parties shall independently rank the potential mediators, simultaneously exchange rankings, and select as the mediator the individual receiving the highest combined ranking;

(d)	the mediator shall be impartial in fact and in appearance, not an advocate of either Party, and shall not have any (i) direct or indirect financial or personal interest in the outcome of the mediation or (ii) any past, present, or anticipated financial, business, professional, family, social, or other relationship which is likely to affect impartiality or which might reasonably create the appearance of partiality or bias;

(e)	the mediator shall be a retired federal judge with experience in patent infringement cases;

(f)	any meetings or sessions with the mediator shall be held at the JAMS office in San Francisco, California; and

(g)	the cost of JAMS, the mediator, and meeting rooms for the mediation shall be divided equally between the Parties, and each Party shall bear its own costs of participating in the mediation.

5.5	Legal Action. If the alleged Infringement Claim is not resolved by the Parties within ninety (90) days after a Party receives the applicable Mediation Notice, then the Party asserting the Infringement Claim may commence and otherwise proceed with legal action on the Infringement Claim. Notwithstanding the foregoing, the Parties may, by mutual agreement and in writing, extend any period for resolution.

6.	Press Release. The Parties agree not to issue a press release announcing the settlement of the Litigation prior to review by the other party of the text of the proposed press release.

7.	Confidentiality. Either party is entitled to make any disclosure of or regarding this Agreement that they believe is required by the rules and regulations of the SEC or any applicable stock exchange or otherwise appropriate under such rules and regulations based upon the advice of counsel. Each Party, for itself and its subsidiaries, agrees not to publish or otherwise disclose any of the terms, conditions, or scope of this Agreement without the prior written permission of the other Party, except, however, each Party may disclose such terms, conditions, and scope in confidence to its subsidiaries, legal counsel, accountants and bankers having a need to know, or as may be required by law, discovery rule, or regulation, including Securities and Exchange Commission laws and regulations. In addition, each Party may disclose the fact that the Agreement has been entered into by the Parties, that the Stipulation of Dismissal referred to herein has been filed, that the Settlement Payment was paid by Novellus to Semitool and any other matter properly disclosed under the rules and regulations of the SEC or any applicable stock exchange. Except as required by law, discovery rule, or regulation, neither Party shall make or issue any further public comment regarding this Agreement or the Stipulation of Dismissal.

8.	Assignment. No Party may assign any of its rights under this Agreement, or delegate any performance under this Agreement, except with the prior written consent of the other Party, which it may give or withhold in its sole discretion (subject to the balance of this Section 8). All assignments of rights are prohibited under this section, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner. For purposes of this Section 8, a “change of control” (as defined below) is deemed an assignment of rights, and a merger refers to any merger in which a Party participates, whether or not it is the surviving or disappearing corporation. Any purported assignment of rights or delegation of performance in violation of this Section 8 is void. Notwithstanding the foregoing, either Party hereto may assign its rights and delegate its performances under this Agreement, without the prior written consent of the other Party, if such Party experiences a “change of control” (as hereinafter defined) and the other conditions set forth in this Section 8 are fulfilled. For purposes of this Agreement, a change of control shall be deemed to have occurred at such time as: (i) any person or entity (or group of persons or entities) shall have acquired (whether by way of merger, consolidation, amalgamation, other corporate transaction, purchase or in any other manner) beneficial ownership (within the meaning of Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended) of securities of Semitool or Novellus, as applicable (or other securities convertible into such securities) representing more than fifty percent (50%) of the combined voting power of all outstanding securities of Semitool or Novellus, as applicable, entitled to vote in the election of directors; (ii) any person or entity (or group of persons or entities) shall have acquired all or substantially all of the assets of Semitool or Novellus, as applicable; or (iii) any person or entity (or group of persons or entities) shall have acquired the entire electroplating business of Semitool or Novellus, as applicable. The “other conditions” referred to above are that: (a) the acquiring person, entity or group in the change of control expressly agrees in writing to be bound by each and every term and condition of this Agreement, and be liable for each and every liability and obligation of the acquired Party hereunder, and (b) such acquiring person, entity or group provides written notice to the other Party of the fact of the acquisition and the identity of the acquiring person, entity or group within five (5) business days of the closing of any such change of control. If an assignment of rights is permitted and occurs pursuant to this Section 8, a contemporaneous delegation is deemed to have occurred and the assignee is deemed to have assumed the assignor’s performance obligations in favor of the nonassigning party, but without releasing the assigning party of any obligations or liabilities hereunder.

9.	Corporate Power and Authority. The Parties, and each of them, represent and warrant to the other that: they have the corporate power and authority to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by such Party; the execution, delivery and performance of this Agreement does not and will not violate or breach (a) the article of incorporation or bylaws of such Party, or (b) any contract, agreement, judgment, order, or decree applicable to, or which binds, such Party; this Agreement constitutes the legal, valid, and binding obligation of each of them, enforceable in accordance with its terms this Agreement shall be binding upon, and inure to the benefit of, the Parties and each of their respective subsidiaries, divisions, officers, directors, employees, agents, attorneys, legal representatives, and (to the extent permitted by Section 8) successors, and assigns; and they have not transferred or assigned or purported to transfer or assign any of the claims, causes of action, demands, costs, obligations, damages, or liabilities being released under this Agreement, and each party agrees to indemnify the other from and against any claim based upon, connected with, or arising out of any such assignment or transfer or purported assignment or transfer.

10.	Agreement Is Not Admissible. This Agreement and the Stipulation of Dismissal referenced in Exhibit A, as well as the fact that the Parties have entered into this Agreement and the Stipulation of Dismissal, shall not be admissible against either Party for any purpose in any future litigation between the Parties except to enforce the terms of the Agreement. Nothing herein shall be construed as an admission of liability on the part of any Party hereto.

11.	The Parties shall make a joint motion to modify the Stipulated Protective Order entered by the Court in this Litigation, a copy of which is attached as Exhibit C, to permit Novellus’ Trial Counsel (as defined in the Stipulated Protective Order) to participate in all activities relating to the reexamination or reissue proceedings described in Sections 4.3, 4.4, and 4.5 (including but not limited to the drafting of new claims).

12.	Any legal action relating to or arising out of this Agreement shall be commenced and maintained in the sole and exclusive in personam jurisdiction of the United States District Court for the District of Oregon in Portland. The parties hereto consent to the jurisdiction of said court and to service of process outside of the State of Oregon pursuant to the requirement of such court in any matter subject to it. This Agreement shall be deemed to have been entered into in the State of Oregon and shall be interpreted and construed in accordance with the laws of the State of Oregon applicable to an agreement executed and to be performed therein by each party (and without giving effect to the conflict of laws provisions of such state).

13.	In the event that either Party is required to defend any claim brought by the other Party that is released by this Agreement or covered by the release or covenants not to sue granted herein, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in such defense and in any action required to enforce this Agreement.

14.	Unless otherwise specified herein, all notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered; upon delivery when sent by express mail, courier, overnight mail, or other recognized overnight or next day delivery service, charges prepaid; three (3) days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested; when deposited with a public telegraph company for immediate transmittal, charges prepaid; or when sent by telecopier, with a confirmation copy sent by recognized overnight courier, next day delivery, charges prepaid, in each case addressed as follows.

Notices to Semitool:	Raymon F. Thompson Richard C. Hegger 655 West Reserve Drive Kalispell, Montana 59901

With a copy to (which does not constitute notice):	Jerry A. Riedinger, Esq. 1201 Third Avenue Suite 4800 Seattle, WA 98101 Facsimile: (206) 359-9000

Notices to Novellus:	Richard S. Hill Wilbert van den Hoek Novellus Systems, Inc. 400 North First Street San Jose, CA 95134

With a copy to (which does not constitute notice):	Jonathan Steinberg, Esq. Samuel K. Lu, Esq. IRELL & MANELLA LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067-4276 Facsimile: (310) 203-7199

or such other address or facsimile number as may be designated by either party hereto by written notice to the other in accordance with this Section 14.

15.	This Agreement may not be terminated, nor any provision hereof be amended, supplemented or modified, except in a writing duly signed by all Parties hereto. Any such amendment, supplement or modification shall not require additional consideration to be effective.

16.	This Agreement (including its exhibits, agreements, and schedules attached hereto or specifically called for herein) constitutes a single integrated contract expressing the entire agreement of the Parties with respect to the subject matter hereof, and supercedes all prior or contemporaneous oral and written agreements and discussions with respect to the subject matter hereof and, except as specifically set forth herein, there are no other agreements, written or oral, express or implied, between the Parties hereto with respect to the subject matter of this Agreement.

17.	This Agreement may be executed in multiple counterparts by facsimile or PDF email transmission, each of which, for all purposes, shall be deemed an original.

18.	If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions shall remain in full force and effect to the extent that the intent of the Parties can be fulfilled.

19.	This Agreement has been fully reviewed and negotiated by the Parties hereto and their respective counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which Party hereto or its counsel drafted the provision being interpreted and prior drafts of this Agreement shall be disregarded and inadmissible as proof or indication of the intent of the Parties or for any other purpose in the event of any other controversy regarding the meaning, construction, or interpretation of this Agreement.

20.	Nothing in this Agreement is intended or shall be deemed to confer any rights or benefits upon any person or entity other than the Parties hereto or to make or render any such other person or entity a third-party beneficiary of this Agreement.

21.	No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon either party hereto unless in writing and executed by a duly authorized officer of each of the parties hereto. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants, or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either party hereto may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants, and conditions.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SEMITOOL, INC.	NOVELLUS SYSTEMS, INC.
By: /s/ Raymon F. Thompson Its: Chairman, President, and C.E.O (Title)	By: /s/ Wilbert G.M. van den Hoek Its: C.T.O and E.V.P (Title)

            APPROVED AS TO FORM:

/s/ Jerry A. Riedinger Jerry A. Riedinger, Esq. /s/ Samuel K. Lu Samuel K. Lu, Esq.